Exhibit 99.1

Global Net Lease, Inc. Announces Retirement of Two Board Members

NEW YORK – April 2, 2026 – Global Net Lease, Inc. (“GNL” or the “Company”) today announced that Sue Perrotty and Governor Edward Rendell have decided to retire from the Company’s Board of Directors (the “Board”) effective immediately following the 2026 Annual Meeting of Stockholders and will not stand for re-election at the Annual Meeting.

"On behalf of the Board, I want to thank Sue and Governor Rendell for their contributions to GNL during their 11 and 14 years of dedicated service, respectively, particularly their leadership guiding the Company through the merger and internalization in 2023. We wish them both the very best in the future,” said Rob Kauffman, Non-Executive Chairperson of the Board.

In connection with the retirements, the Board has determined that, effective following the 2026 Annual Meeting of Stockholders, if all the Board’s eight nominees are elected, the Board will consist of eight members going forward.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded internally managed real estate investment trust that focuses on acquiring and managing a global portfolio of income producing net lease assets across the U.S., and Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated composition of the Board following the 2026 Annual Meeting of Stockholders. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “potential,” “predicts,” “plans,” “intends,” “would,” “could,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the risks that any potential future acquisition or disposition by the Company is subject to market conditions, capital availability and timing considerations and may not be identified or completed on favorable terms, or at all. Some of the risks and uncertainties, although not all risks and uncertainties, that could cause the Company’s actual results to differ materially from those presented in the Company’s forward-looking statements are set forth in the “Risk Factors” and “Quantitative and Qualitative Disclosures about Market Risk” sections in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and all of its other filings with the U.S. Securities and Exchange Commission, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investor Relations

Email: investorrelations@globalnetlease.com

GlobalNetLease.com	(323) 265-2020 | 650 Fifth Avenue, 30th Floor, New York, NY 10019